The unaudited pro forma consolidated balance sheet and statement of operations reflects amounts as if the transaction had occurred on September 30, 2015.  As a result of this business combination, Data Cloud Inc. a Nevada corporation (“Data Cloud”) became a wholly owned subsidiary of Cloudweb, Inc., a Florida corporation (“Cloudweb” or the “Company”)

The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the acquisition occurred as of September 30, 2015, nor is it indicative of future financial position or results of operations.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Transaction is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of the Company, Data Cloud and Web Hosting Solutions Ltd., a United Kingdom company (“WHS”).

On January 28, 2016, Cloudweb entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Liao Zhi De, an individual residing in China, whereby Cloudweb issued 2,500,000 shares of its common stock in exchange for 100% of the issued and outstanding equity interests of Data Cloud Inc., a Nevada corporation (“Data Cloud”).

As a result of the Share Exchange Agreement, Liao Zhi De became the sole executive officer and sole member of the Board of Directors of Cloudweb.  Mr. Liao also controls Letterston Investments Ltd., which acquired 250,000,000 shares of common stock of Cloudweb on January 28, 2016.  Therefore, Mr. Liao controls approximately 81% of Cloudweb’s issued and outstanding shares of common stock.

On November 25, 2015, Data Cloud completed the purchase of 100% of the issued and outstanding equity interests of Web Hosting Solutions Ltd., a United Kingdom company (“WHS”) from James Holland, an individual residing in the United Kingdom, pursuant to the Share Purchase Agreement, dated October 23, 2015, by and among Data Cloud, James Holland and WHS (the “Purchase Agreement”) for $72,000 (GBP 47,000) and certain post-closing covenants.

CLOUDWEB, INC.
PROFORMA CONSOLIDATED BALANCE SHEET
September 30, 2015
(UNAUDITED)

	Cloud Web	Data Cloud	WHS	Adjustments		Pro Forma

Assets
Current
Cash	$52,890	$-	$10,897	$-		$63,787
Deferred financing costs	10,000	-	-	(10,000)	(d)	-
Total current assets	62,890	-	10,897	(10,000)		63,787

Equipment, net	-	-	464			464
Goodwill				36,223	(a)	36,223
Total assets	$62,890	$-	$11,361	$26,223		$100,474

Liabilities
Accounts payable and accrued liabilities	$1,973	$925	$-	$5,024	(d)	$7,922
Taxed payable	-	-	4,959	-		4,959
Customer deposits	10,752	-	-	(10,752)	(d)	-
Due to related party	134,000	-	13,619	72,000	(a)	219,619
Total current liabilities	146,725	925	18,578	66,272		232,500

Stockholders’ Equity (Deficit)
Capital stock – no par value common shares	-	-	2	(2)	(a)	-

Additional paid-in capital	89,514	-	-	(35,775)	(a)	(123,882)
				2,500	(b)
				(2,500)	(b)
				(173,349)	(c)
				(4,272)	(d)
Related party receivable	-	-	(24,416)	-		(24,416)
Retained earnings (Deficit accumulated)	(173,349)	(925)	17,761	173,349	(c)	16,836
Accumulated other comprehensive income		-	(564)	-		(564)
Total stockholders’ equity (deficit)	(83,835)	(925)	(7,217)	(40,049)		(132,026)
Total liabilities and stockholders’ equity (deficit)	$62,890	$-	$11,361	$26,223		100,474

CLOUDWEB, INC.
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the period ended September 30, 2015
(UNAUDITED)

	Cloud Web	Data Cloud	WHS	ADJ (c)	Pro Forma
	9M ended		6M ended
Revenues	$49,969	$-	$22,229	$(49,969)	$22,229
Cost of goods sold	25,636	-	4,723	(25,636)	4,723
Gross profit	24,333		17,506	(24,333)	17,506

Operating Expenses
Depreciation	-	-	165		165
Management fees	90,000	-	-	(90,000)	-
Professional fees	19,293	-	-	(19,293)	-
Salaries and payroll	-	-	17,178	-	17,178
Other general and administrative expenses	23,015	925	3,175	(23,015)	4,100
Total operating expenses	132,309	925	20,518	(132,309)	21,443

(Loss) from operations	(107,977)	(925)	(3,012)	107,977	(3,937)

Net Loss	$(107,977)	$(925)	$-	$107,977	$(3,937)

CLOUDWEB, INC.
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

	Cloud Web		WHS
	Year ended December 31, 2014	Data Cloud	Year ended March 31, 2015	ADJ (c)	Pro Forma
Revenues	$61,426	$-	$64,073	$(61,426)	$64,073
Cost of goods sold	46,452	-	12,394	(46,452)	12,394
Gross profit	14,974		51,679	(14,974)	51,679

OPERATING EXPENSES
Depreciation	-	-	329		329
Management fees	35,000	-	-	(35,000)	-
Professional fees	10,288	-	604	(10,288)	604
Salaries and payroll	-	-	12,414	-	12,414
Other general and administrative expenses	35,060	-	14,802	(35,060)	14,802
Total operating expenses	80,348	-	28,149	(80,348)	28,149

(Loss) Income from operations	(65,374)	-	23,530	65,374	23,530
Interest income			2		2

Income before income taxes			23,532		23,532
Provision for income taxes			(3,359)		(3,359)
Net Income	$(65,374)	$-	$20,173	$65,374	$20,173

Pro Forma adjustments:

The business combination is deemed to be a reverse acquisition pursuant to SEC guidance, ASC 805-40-25-1, which provides that the merger of a private operating company into a public corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public entity continuing only as passive investors. These transactions are considered to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the public corporation, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible should be recorded”.

Accordingly, Cloudweb (the legal acquirer) is considered the accounting acquiree and Data Cloud (the legal acquire) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Data Cloud, with assets and liabilities, and revenues and expenses, of Cloudweb being included effective from the date of completion of the Share Exchange Transaction. Cloudweb is deemed to be a continuation of the business of Data Cloud. The outstanding stock of Cloudweb prior to the Share Exchange Transaction will be accounted for at its net book value and no goodwill will be recognized.

(a)
Reflects the effect of the business combination that Data Cloud completed including the purchase of 100% of the issued and outstanding equity interests of Web Hosting Solutions Ltd. via payment of $72,000.

(b)	Reflects the effect of the business combination on the acquisition of Data Cloud for the impact of the issuance of a total of 2,500,000 shares of Cloudweb common stock.
(c)	Transfer of the accumulated deficit to additional paid in capital as part of the recapitalization.
(d)	Adjustment on deferred financing costs and customer deposits prior to closing date to new business.